Exhibit 99.2
4Q08 CONFERENCE CALL January 26, 2009 Ralph B. Mandell Larry D. Richman Dennis L. Klaeser

Forward Looking Statements In this presentation we may make certain forward-looking statements. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. For more information about these risks and uncertainties, we refer you to our public reports on file with the SEC.

Larry D. Richman Chief Executive Officer Ralph B. Mandell Chairman Presenters Dennis L. Klaeser Chief Financial Officer

Chairman's Update

PrivateBancorp Growth

1989 - 1999

- Organized PrivateBancorp, Inc. as Delaware Corp. in 1989
- 1991: De novo downtown Chicago office
- 1994: De novo Wilmette office
- 1997: De novo Oak Brook office
- 1999: $17M IPO

2000-2004

- 2000: De novo St. Charles office; De novo St. Louis office; Acquired Lake Forest and Winnetka offices
- 2001: De novo Geneva office; $20M Trust Preferred Offering
- 2002: Acquired controlling interest in Lodestar Investment Counsel, LLC
- 2003: 2nd Common Stock Offering of $57M
- 2004: Acquired Corley Financial and established The PrivateBank Mortgage Company

2005-2006

- Acquired The PrivateBank-Michigan, June 20, 2005; De novo The PrivateBank - Wisconsin; De novo Gold Coast office, Chicago
- December 2005: $40M Trust Preferred Offering
- June 2005: $50M Trust Preferred Offering
- 2006: Announced Kansas City office; Acquired The PrivateBank - Georgia, December 13, 2006

2007-2008

- Announced Strategic Growth Plan and hiring of Larry Richman and approximately 100 commercial bankers from LaSalle Bank
- November 2007: $200M PIPE offering
- 2008: Opened Business Development offices in Minneapolis, Cleveland, Des Moines, Denver
- May 2008: $143.75M Trust Preferred Offering
- June 2008: Raised $166.1M in new capital through issuance of common stock and sale of preferred stock

Total number of MDs and AMDs


400
300
200
100
0
2003
2004
2005
2006
2007
2008

Total number of Employees


800
600
400
200
0
2003
2004
2005
2006
2007
2008

5 4Q08 Conference Call

CEO's Update

Risk Management Overview Enhanced Infrastructure Building the necessary infrastructure to support and monitor projected growth Consistent Risk Practices Restructured risk management function to centralize processes and support the projected loan portfolio growth Centralized the risk function with subsidiary bank credit officers reporting to the Chief Risk Officer Common Policies Implementing common lending policies and procedures to strengthen credit review and underwriting standards

CFO's Update

4Q08 Quarterly Highlights Reported net loss of $62.2M or EPS of $(1.96) for the quarter due to higher loan loss provision expenses as a result of $108.8M in charge-offs of loans primarily in the residential development sector as well as continued implementation of Strategic Growth Plan Revenue grew 9% over 3Q08 Client deposits grew 20% during 4Q08 Loans grew 8% and Total Deposits grew 7% during 4Q08 Total assets grew to approximately $10.0B

Asset Quality

Revenue and Operating Expenses

Client Deposit and Loan Growth Total Loans (end of period) Loans increased by 92% LTM and 8% during 4Q08 Client Deposits (end of period) Client Deposits increased by 87% LTM and 20% during 4Q08

Deposit Breakout Deposit Breakout As of 12/31/08 Deposit Breakout As of 12/31/07 *Includes $1.8M of Client CDARS and $94K of Non-client CDARS at 12/31/07.

Loan Mix Loan Breakout As of 12/31/08 Loan Breakout As of 12/31/07 Total Commercial loans = Owner-occupied CRE + Commercial

Net Interest Margin

4Q08 Capital Ratios

FOCUS • EXECUTION • CONTINUITY • CONFIDENTIALITY • LIFETIME RELATIONSHIPSSM